CUSIP No. 019645407	Page 8 of 12 Pages

EXHIBIT A

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of October 14, 2008 (the “Effective Date”) by and between Munawar H. Hidayatallah and Jayne P. Hidayatallah, as trustees of the Hidayatallah Family Trust (the “Trust”) (such individuals being referred to herein collectively, in such trustee capacities, as “Sellers”) and Associated Petroleum Investors Ltd. (“Purchaser”).

WHEREAS, Sellers are holders shares of Common Stock, par value $0.01 per share (“Common Stock”), of Allis Chalmers Energy Inc., a Delaware corporation (the “Corporation”); and

WHEREAS, Sellers desire to sell 400,000 shares (the “Shares”) of Common Stock to Purchaser, pursuant to the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Purchaser desires to purchase the Shares from Sellers, pursuant to the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.       Purchase and Sale of the Shares. Upon the execution of this Agreement, Sellers shall deliver and sell to Purchaser the Shares in book-entry form to an account designated by the Purchaser, and Purchaser shall deliver to Sellers in an account designated by Sellers aggregate consideration of U.S. $2,860,000 as full payment for the Shares (the “Purchase Price”).

Section 2.        Representations of Sellers. Sellers represent and warrant to, and covenant with, Purchaser as of the date hereof as follows:

(a)       The Trust is validly formed and exists under the laws of the State of California.

(b)       Sellers have all requisite power and authority to execute and deliver into this Agreement and to consummate the transactions contemplated hereby.

(c)       This Agreement has been duly executed and delivered by Sellers and constitutes a valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights of creditors or general principles of equity.

(d)       The execution and delivery of this Agreement by Sellers and the consummation by Sellers of the transactions contemplated hereby will not (A) violate any provision of any existing law, statute, rule, regulation or ordinance applicable to Sellers or (B) conflict with, result in any breach of or constitute a default under (1) the declaration of trust or other formation documents of the Trust, (2) any order, writ, judgment, award or decree of any court, governmental authority, bureau or agency to which either of the Sellers is a party or by which either of the Sellers may be bound or (3) any contract or other agreement or undertaking to which either of the Sellers is a party or by which either of the Sellers may be bound.

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(e)       No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, is required by or with respect to either of the Sellers in connection with the execution and delivery of this Agreement or the consummation by either of the Sellers of the transactions contemplated hereby.

(f)        Upon delivery of and payment for the Shares to be sold by Sellers pursuant to this Agreement, good and marketable title to the Shares will pass to Purchaser, free of all restrictions on transfer, liens, encumbrances, security interests, equities and claims whatsoever, other than restrictions on transfer arising under applicable securities laws.

Section 3.        Representations of Purchaser. Purchaser represents and warrants to, and covenants with, Sellers as of the date hereof as follows:

(a)       Purchaser is a company duly organized, validly existing and in good standing under the laws of the British Virgin Islands.

(b)       Purchaser has all requisite power and authority to execute and deliver into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Purchaser.

(c)       This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights of creditors or general principles of equity.

(d)       The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not (A) violate any provision of any existing law, statute, rule, regulation or ordinance applicable to Purchaser or (B) conflict with, result in any breach of or constitute a default under (1) the organizational and formation documents of Purchaser, (2) any order, writ, judgment, award or decree of any court, governmental authority, bureau or agency to which Purchaser is a party or by which Purchaser may be bound or (3) any contract or other agreement or undertaking to which Purchaser is a party or by which Purchaser may be bound.

(e)       No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation by Purchaser of the transactions contemplated hereby.

(f)        Purchaser is acquiring the Shares for its own account for investment purposes only and not with a view to, or for sale in connection with, any distribution of shares of Common Stock.

(g)       Purchaser acknowledges that the offer and sale of the Shares pursuant to this Agreement have not been registered under the Securities Act of 1933 (the “Securities Act”), or under any applicable blue sky laws.

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(h)       Purchaser understands that the Shares are “restricted securities” (as such term is used in Rule 144 promulgated under the Securities Act), and that the Shares may not be offered for sale, sold or otherwise transferred, assigned, pledged or hypothecated, except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act.

Section 4.        Registration Rights. Sellers shall use their best efforts to cause the Corporation to include the Shares with the shares of Common Stock that are covered by that certain Investors Rights Agreement dated as of August 14, 2006, by and among the Corporation and the Investors (including Purchaser) party thereto (the “Investors Rights Agreement”) so that the subsequent offer and sale of the Shares by the Purchaser may be registered with the Securities and Exchange Commission under the Securities Act at the same time as the offer and sale of Purchaser’s other shares of Common Stock that are the subject of the Investors Rights Agreement are so registered.

Section 5.        Miscellaneous.

                (a)       Amendment and Modification. All amendments, supplements and modifications to this Agreement shall be in writing and shall be signed by each of the parties hereto.

(b)       Counterparts. This Agreement may be executed in multiple counterparts, each of which, when executed, shall be deemed an original, and all of which shall together constitute one and the same instrument.

(c)       Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas.

(d)       Further Assurances. If any further action is necessary or reasonably desirable to carry out this Agreement’s purposes, each party will take such further action (including executing and delivering any further instruments and documents and providing any reasonably requested information) as the other party reasonably may request.

(e)       Survival of Representations, Warranties and Covenants. Each representation, warranty, covenant and obligation in this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement until the date that is 12 months after the Effective Date, and will not be affected by any investigation by or on behalf of the other party to this Agreement.

(f)        Indemnification. Sellers, on the one hand, and Purchaser, on the other hand, will each indemnify and hold harmless the other from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, legal fees and expenses) suffered or incurred by any such indemnified party to the extent arising from any breach of any representation or warranty of the indemnifying party contained in this Agreement or any breach by the indemnifying party, or failure by the indemnifying party to fulfill, any covenant or agreement contained herein. In no event shall Seller’s or Purchaser’s aggregate obligation to indemnify the other under this Section 5(f) exceed the Purchase Price. IN NO EVENT SHALL SELLERS OR PURCHASER BE LIABLE UNDER THIS SECTION 5(f) OR OTHERWISE IN RESPECT OF THIS AGREEMENT FOR ANY DAMAGES OTHER THAN DIRECT DAMAGES.

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(g)       Notices. All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as follows (or to such other address as any party may give in a notice given in accordance with the provisions hereof):

If to Sellers:	Munawar H. Hidayatallah & Jayne P. Hidayatallah, as trustees of the Hidayatallah Family Trust c/o Allis-Chalmers Energy Inc. 5075 Westheimer, Suite 890 Facsimile: (713) 369-0555
If to Purchaser:	Palm Grove House Road Town, Tortola British Virgin Islands Attention: Atílio Palmeiro Facsimile: 5411/4310/4562
with a copy (which shall not constitute notice) to:	Akin Gump Strauss Hauer & Feld LLP 1700 Pacific Avenue, Suite 4100 Dallas, TX 75201 Attention: Seth R. Molay, P.C. Facsimile: (214) 969-4343

All notices, requests or other communications will be effective and deemed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the fifth business day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, (iv) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

(h)       Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(i)        Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter of this Agreement.

(Signature page follows)

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IN WITNESS WHEREOF, this Agreement has been executed by and on behalf of each of the parties as of the date first written above.

SELLERS:

By: /s/ Munawar Hidayatallah

Munawar Hidayatallah, as trustee
for the Hidayatallah Family Trust

By: /s/ Jayne Hidayatallah

Jayne Hidayatallah, as trustee
for the Hidayatallah Family Trust

PURCHASER:

ASSOCIATED PETROLEUM INVESTORS LTD.

By: /s/ Atílio Palmeiro

Name: Atílio Palmeiro

Title:	Director

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